Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces First Quarter Results for Fiscal 2007

Revenue and earnings exceed high-end of forecasts;
Company continues market share gains in memory sector

KALISPELL, MT – January 24, 2007 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its first fiscal quarter ended December 31, 2006.

Revenue in the first quarter increased 23 percent to $68.0 million versus revenue of $55.3 million in the first fiscal quarter of 2006. Gross margin, which has been trending toward historical levels in recent quarters, was 48 percent versus 43 percent in the same quarter last year. Net income was $5.7 million, or $0.18 per share, versus net income of $63,000, or less than $0.01 per share, in last year’s first quarter. Net income benefited from improved revenue and gross margin performance, a gain of $648,000 from the sale of a building, and the renewal of the federal research and development tax credit.

First quarter equipment bookings were $45.0 million versus $65.5 million in the first quarter last year. Deferred revenue at the end of the quarter was $10.4 million and shipping backlog was $64.0 million, combining for a total revenue backlog of $74.4 million. First quarter product shipments were $66.2 million.

Larry Murphy, president and chief operating officer, said, “We have been highly focused on building market share for our copper plating and front-end-of-line cleaning applications, and our strong first quarter financial performance reflects the success of our efforts. We are especially encouraged by the growing rate of repeat business we are receiving. The cost-of-ownership benefits and process-enabling capabilities of our Raider platform continue to provide clear advantages to our expanding customer base.”

Murphy said the company also made important progress penetrating new customers during the quarter. “We recently added another major FLASH/DRAM player to our growing list of 300mm copper plating customers. We have established a very strong presence within the memory sector, and believe the Raider’s copper interconnect capabilities at the 50 nanometer level and below will allow us to grow our market position in this space.”

Ray Thompson, chairman and chief executive officer, said, “The superior cost performance of our tools has helped us establish a high degree of loyalty among leading semiconductor manufacturers worldwide. We now are working to broaden our customer base, and I am continually impressed by the intensity with which our management and sales teams are pursuing new opportunities. Given the level of talent and determination within this organization, I have high expectations for our future performance.”

Semitool concluded the first quarter with cash and cash equivalents of $13.0 million, compared with $17.3 million at the end of the fourth quarter of fiscal 2006. Total shareholders’ equity was $167.3 million versus $161.0 million at the end of fiscal 2006.

Guidance
Semitool expects fiscal second quarter revenue to be in the range of $55 million to $57 million, and second quarter earnings per share of between $0.02 and $0.04. Second quarter shipments are expected to be in a range of $62 million to $65 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 800-659-1942 (617-614-2710 for international callers) and entering the passcode 73341372. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern on January 24, 2007, until 11:59 p.m. Eastern on January 31, 2007, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 36441633.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) the growing rate of repeat business for copper plating and front-end-of-line cleaning applications, (ii) our belief that we will grow our market position in the memory space and (iii) financial guidance for the second quarter of fiscal year 2007. Also, bookings, deferred revenue, shipping backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Repeat business and market share growth can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, as well as the general factors affecting our industry. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-backs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Net sales	$67,965	$55,289
Cost of sales	35,200	31,281

Gross profit	32,765	24,008

Operating expenses:
Selling, general and administrative	19,609	18,079
Research and development	6,481	5,767
Gain on sale of building	(648)	--

Total operating expenses	25,442	23,846

Income from operations	7,323	162
Other income (expense), net	255	(64)

Income before income tax	7,578	98
Income tax provision	1,885	35

Net income	$5,693	$63

Earnings per share:
Basic	$0.18	$0.00

Diluted	$0.18	$0.00

Weighted average common shares:
Basic	31,956	29,048
Diluted	32,500	29,339

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2006	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,954	$17,347
Trade receivables, net	73,306	56,593
Inventories	91,205	90,159
Prepaid expenses and other current assets	14,142	14,314

Total current assets	191,607	178,413
Property, plant and equipment, net	45,394	44,610
Other assets, net	9,214	9,373

Total assets	$246,215	$232,396

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$21,550	$22,882
Other current liabilities	44,581	40,668

Total current liabilities	66,131	63,550
Long-term liabilities	12,789	7,822

Total liabilities	78,920	71,372

Shareholders' equity:
Common stock	81,557	80,738
Retained earnings	86,592	80,899
Accumulated other comprehensive loss	(854)	(613)

Total shareholders' equity	167,295	161,024

Total liabilities and shareholders' equity	$246,215	$232,396